EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

                                 MIAMI DIVISION


In re:                                         CASE NO: 00-12731-BKC-RAM

CHS ELECTRONICS, INC.,                         CHAPTER 11 PROCEEDING

               Debtor.
________________________________/

                 ORDER CONFIRMING CHS ELECTRONICS, INC.'S FOURTH
                   AMENDED LIQUIDATING PLAN OF REORGANIZATION

         CHS ELECTRONICS, INC. (the "Debtor" and "Plan Proponent") filed with the Court a Second Amended Disclosure Statement in support of Third Amended Liquidating Plan of Reorganization, including the exhibits thereto (the "Disclosure Statement") and a Third Amended Liquidating Plan of Reorganization, including the exhibits thereto (the "Third Amended Plan"), both of which were dated June 28, 2000.

         A hearing was held before this Court on June 26, 2000 upon notice to the holders of all known Claims against and Interests in the Debtor's Chapter 11 case, to consider the Disclosure Statement. The Disclosure Statement was approved by Order of this Court dated June 29, 2000.

         On July 20, 2000, a term sheet modifying the terms of the Stock Purchase Agreement between the Debtor and Europa IT ApS (the proposed purchaser of the European Assets under the Plan) was agreed to and executed by the Debtor, the Official Committee of Creditors Holding Unsecured Claims and the Official Committee of Noteholders and Europa (the "Term Sheet"). Thereafter, in accordance with the Term Sheet certain modifications to the Plan and documents relating to the Plan were made (the "Plan Modifications") as reflected in the Fourth Amended Liquidating Plan of Reorganization that was filed with the Court on July 25, 2000 (the "Plan").

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All terms used in this Order that are not defined herein shall have the same meanings ascribed to them in the Plan.

         Copies of the Third Amended Plan, the Disclosure Statement, the June 29, 2000 Order Approving Disclosure Statement, Fixing Times For Filing Acceptance or Rejections of the Plan, Fee Applications, Deadline for Filing Objections to Confirmation of the Plan, Combined with Notices Thereof and of the Hearing on Confirmation of the Plan (the "Scheduling Order"), and the Notice of the List of Applicants for Final Compensation, were transmitted to the holders of all known Claims against the Debtor. Holders of Interests in the Debtor received notice of the commencement of this case, notice of the disclosure statement hearing for the Plan, and a summary of the Plan terms (in a form approved by the Court). A copy of the Term Sheet was served on July 21, 2000 upon the Committees, the United States Trustee and all parties having filed a Notice of Appearance in the Case.

         Ballots to vote to accept or reject the Third Amended Plan were also sent to the holders of all known impaired Claims other than holders of Claims (Class 7 and Class 8) that were deemed to have rejected the Plan. All of the above-referenced documents (the "Solicitation Material") and the ballots were transmitted to the holders of all known Claims against the Debtor in accordance with Rule 3017 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

         In the Scheduling Order, the Court established July 21, 2000 at 4:30 p.m. as the deadline for filing of ballots to accept or reject the Third Amended Plan, and July 21, 2000 as the deadline for filing written Objections to Confirmation of the Plan. Josef Tyl, Pavel Popliek and Richard

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Havlik; Bert McLachlan; De Lage Landen Vastgoedlease, B.V.; the United States of
America, Internal Revenue Service; and Credit Suisse filed timely Objections to Confirmation. The United States Trustee's Office filed an untimely Objection to Confirmation on July 25, 2000. Lasertech Computer Distributor, Inc. wrote a letter to counsel for the Official Committee of Unsecured Trade Creditors which has been provided to the Court.

         On July 26, 2000, the Court held a hearing to consider confirmation of the Plan (the "Confirmation Hearing"). The Official Committee of Creditors Holding Unsecured Claims and the Official Committee of Noteholders (the "Committees"), through their respective counsel appeared at the Confirmation Hearing to support the Plan. The Court considered all of the foregoing, including, without limitation, the Disclosure Statement, the Plan Modifications, the Plan, and the Objections filed thereto, arguments of counsel presented at the Confirmation Hearing and evidence presented by the parties present (or the proffers of evidence offered without objection by any party and accepted as evidence by the Court), together with the entire record of the Debtor's case. After due deliberation and sufficient cause appearing therefor, it is FOUND
THAT:

         A. Notice of the Confirmation Hearing in the form, within the time, and in accordance with the procedures approved and prescribed by the Court in the Scheduling Order was given and is adequate and sufficient pursuant to the Bankruptcy Rules;

         B. The Solicitation Materials and the ballots for the acceptance or rejection of the Plan by holders of Claims in impaired Classes as defined in
Section 1124 of the Bankruptcy Code were transmitted to the holders of all Claims against the Debtor in accordance with the

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Bankruptcy Code and the procedures used to distribute and tabulate the ballots for acceptance and rejection of the Plan were fair and properly conducted;

         C. Classes 3 and 6 are impaired under the Plan and have timely voted to accept the Plan. Classes 1, 2 and 5 are unimpaired under the Plan and are not entitled to vote to accept or reject the Plan. Classes 7 and 8 are deemed to have rejected the Plan. The Trade Committee filed a motion to allow amended ballots and deem the amended ballots as timely filed. By separate order, the Court has granted that motion, and accordingly, by amended ballots, Class 4 has accepted the Plan by the requisite majorities. The Plan has been accepted by the requisite vote of Classes 3 and 4 under the Plan. The details of the balloting (without giving effect to the amended class 4 ballots) are fully set forth in the Plan Proponent's Certificate filed with the Court on July 25, 2000. Section 1129(a)(10) of the Bankruptcy Code has been satisfied;

         D. The Plan Modifications do not adversely impact the treatment of any Creditors or Interest holders and are in compliance with Bankruptcy Rule 3019 and Section 1127 of the Bankruptcy Code. Therefore, pursuant to Bankruptcy Rule 3019, the Plan shall be deemed accepted by all Creditors of the affected Classes who have previously accepted the Plan.

         E. The Plan complies with all applicable provisions of Chapter 11 of the Bankruptcy Code and the Plan Proponent has complied with applicable provisions of the Bankruptcy Code;

         F. The classification of claims and interest under the Plan satisfies
Section 1122 of the Bankruptcy Code;

         G. The Disclosure Statement previously approved by the Court satisfies the requirements of Section 1125 of the Bankruptcy Code. The Plan Proponent prepared the

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Disclosure Statement in good faith and with reasonable care and diligence. The
Debtor's post-Petition Date management has been and is authorized to file the Plan and the Disclosure Statement and the exhibits thereto and prosecute the confirmation of the Debtor's Plan.

         H. The Plan has a reasonable prospect of success. The Plan has been proposed in good faith and not any means forbidden by law. The Plan is feasible.

         I. Any payment to be made by the Plan Proponent from Property of the Debtor's Estate, or by any Person issuing securities or acquiring properties under the Plan, for services or for costs and expenses in or in connection with this Case, or in connection with the Plan and incident to this Case, has been approved by, or will be subject to the approval of, the Court as reasonable;

         J. With respect to each impaired Class of Claims and Interests under the Plan, either each holder of a Claim or Interest of such Class has accepted the Plan, was deemed to have rejected the Plan, or will receive or retain under the Plan on account of such Claim or Interest Property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. The Plan establishes separate Classes of claimants whose Claims are to be addressed by the Liquidating Trustee, and each of these Classes which is entitled to vote has voted, by more that one-half in number and two-thirds in amount of those voting, in favor of the Plan;

         K. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan complies with the provisions of Section 1129(a)(9) of the

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Bankruptcy Code;

         L. Interest holders in Class 8 of the Plan are receiving no money or Property under the Plan and are deemed to have rejected the Plan. Such Interest are being extinguished under the Plan.

         M. All fees payable under 28 U.S.C.ss.1930 either have been paid or will be paid as required by law;

         N. All applicable provisions of Section 1129 of the Bankruptcy Code have been satisfied. The Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan. No class junior to Class 7 will receive or retain any property under the Plan;

         O. Confirmation of the Plan is not likely to be followed by the further liquidation, or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan;

         P. Europa is acquiring the European Assets as a purchaser in good faith for value;

         Q. Pursuant to the Court's order dated June 14, 2000, the Court established procedures for placing bids for the European Assets. A bid complying with such order was received from Actebis Holding GmbH, and bids not complying with such order were received from (1) Baltic Holding Oy and (2) TH Systems Czechia. The Court has considered all of the competing bids, as the same were amended before or at the hearing on confirmation of the Plan (including those complying and not complying with the competing transaction order) and determines the Europa Stock Purchase Agreement (as revised pursuant to the Plan modifications)

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to be the highest and best bid and most beneficial to Creditors of the Debtor's
Estate.

         NOW, THEREFORE, IT IS ORDERED THAT:

         1. The findings of this Court set forth above shall constitute Findings of Fact and the following shall be the Court's Conclusions of Law pursuant to Bankruptcy Rule 7052, made applicable by Bankruptcy Rule 9014;

         2. All objections to the confirmation of the Plan, to the extent not withdrawn as set forth herein or on the record at the hearing, are hereby expressly overruled. The Plan, a copy of which is annexed hereto, is in all respects CONFIRMED pursuant to Section 1129 of the Bankruptcy Code, and, except as modified hereby, all of its terms and provisions are hereby approved. In the event of any conflict between the terms and provisions of the Plan and the terms and provisions of this Confirmation Order, the terms and provisions of this Confirmation Order shall control;

         3. The Plan and this Confirmation Order are to be binding upon the Debtor, the Liquidating Trustee, each Creditor and Interest holder whether or not the Claim or interest of such Creditor or Interest Holder is impaired under the Plan and whether or not such Creditor or Interest Holder has accepted the Plan, every entity acquiring or receiving Property under the Plan, any party to an executory contract or unexpired lease of the Debtor and each and every other party in interest in this Case;

         4. Europa is purchasing and shall, at the Closing of the Stock Purchase Agreement, acquire the European Assets absolutely free and clear of clear of any liens, claims, and interests to the full extent possible under Sections 105, 363, 1123, 1129 and 1141 of the Bankruptcy Code,

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but subject to the exceptions to the Debtor's title to the European Assets as set forth in the Stock Purchase Agreement. On the Effective Date, the Liquidating Trust shall be vested with all of the Excepted Assets absolutely free and clear of clear of any liens, claims, and interests to the full extent possible under Sections 105, 363, 1123, 1129 and 1141 of the Bankruptcy Code. As of the Effective Date, all holders of Claims and Interests shall be permanently enjoined from taking any of the following actions on account of their Claims or
Interests: (a) commencing or continuing in any manner any actions or other proceedings against Europa or the Liquidating Trustee, or any of their respective property, (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Europa or the Liquidating Trustee or any of their respective property, or (c) creating, perfecting or enforcing any lien or encumbrance against Europa or the Liquidating Trustee or any of their respective property;

         5. On the Effective Date or as soon thereafter as practicable, the Disbursing Agent shall distribute the Europa Senior Notes and the Europa Common Stock to holders of Allowed Class 3 and Class 4 Claims. Solely for the purpose of the Section 1145 of the Code (and for no other purpose) Europa is the successor to the Debtor. Therefore, the securities Europa will issue under the Plan (consisting of its Senior Notes and Common Stock) are entitled to the benefit of Section 1145. To the full extent allowed by Section 1145, the issuance and transfers of these Europa securities shall be exempt from registration under Federal and State securities laws. The Europa Common Stock issued to creditors under the Plan shall bear a legend on the back of each certificate stating that the equity securities represented by the certificate are restricted from resale except in compliance with the applicable rules of the U.S. Securities and Exchange Commission

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or registration of the securities;

         6. After the Confirmation Date, the Debtor shall make available to the Liquidating Trustee or the Responsible Person, as the case may be, all books and records of the Debtor and shall cooperate with the Liquidating Trustee, or the Responsible Person as the case may be, in its administration of Excepted Assets and the Liquidating Trust;

         7. Subject to the provisions of Paragraph 13 regarding the segregation of funds for use by the Debtor's management to consummate the Europa transaction, on the Confirmation Date, the Debtor shall turn over possession and control of the Excepted Assets to the Responsible Person, who on the Effective Date shall become the Liquidating Trustee under the Liquidating Trust. Upon the Effective Date, pursuant to the Plan and this Order, the Excepted Assets shall be deemed transferred and contributed to the Liquidating Trust;

         8. Notwithstanding any provision of the Plan to the contrary, confirmation of the Plan shall not release or otherwise affect claims of creditors held directly against any third party;

         9. In accordance with Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security or payment, including the issuance of any promissory note, mortgage or secondary agreement, under the Plan shall not be taxed under any state or local law imposing a transfer, document re-stamp, intangible tax or similar tax;

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         10. In accordance with the provisions of Article VI of the Plan, as of the Effective Date, the Debtor shall be deemed to have rejected, in accordance with Section 365 of the Bankruptcy Code, any and all executory contracts and unexpired leases to which the Debtor is a party, except: (i) executory contracts and unexpired leases that are the subject of separate motions to assume, to assume and assign filed pursuant to Section 365 of the Bankruptcy Code by the Debtor before the entry of this Order; (ii) executory contracts and unexpired leases, including executory contracts and unexpired leases which were included in Exhibit "D" of the Plan; (iii) executory contracts and unexpired leases that were assumed or assigned under the Plan by Order of the Court that were entered before the Effective Date; (iv) executory contracts and unexpired leases that are or become the subject of a dispute over the amount or manner of cure and for which the Debtor files a motion to reject based upon the existence of such dispute; and (v) any agreement, obligation, security interest, transaction, or similar undertaking that the Plan Proponent believes is not an executory contract or unexpired lease and that is later determined by the Court to be an executory contract or unexpired lease subject to assumption or rejection under
Section 365 of the Bankruptcy Code. The Plan Proponent believes that the option referenced in Section 6.2 of the Europa Stock Purchase Agreement is not an executory contract. Any Order entered post-Confirmation Date by the Court, after notice and a hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a pre-Petition Date breach under Sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief and such Order were entered pre-Confirmation. All Creditors which hold a Claim based upon the rejection of an executory contract or unexpired lease as provided herein shall have thirty (30) days from the later

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of the date of this Confirmation Order or other Order entered by the Court thereafter authorizing the rejection of an executory contract or unexpired lease by which to file a proof of Claim for such damages, if any;

         11. The Court hereby retains jurisdiction of this Case for all purposes until the Effective Date. From and after the Effective Date, the Court hereby retains jurisdiction: (a) pursuant to and for the purposes of Section 105(a) and 1127 of the Bankruptcy Code; (b) for such other purposes as may be necessary or useful to aid the Confirmation, consummation, and implementation of the Plan;
(c) to determine all matters remanded to the Court for further proceedings; (d) to enforce the provisions of the Plan and to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Order Confirming the Plan; (e) to determine any and all adversary proceedings and contested matters and motions which are pending or are to be commenced; and (g) as set forth further in Article XII of the Plan, the provisions of which Article are incorporated herein by reference until there is substantial consummation of the Plan;

         12. Keith F. Cooper is hereby named Liquidating Trustee. Pursuant to the Plan, the Liquidating Trustee shall serve as the Responsible Person until the Effective Date. The Responsible Person is named as disbursing agent without additional compensation, the bond is waived and the disbursing agent is directed to cause all payments to be made pursuant to the terms of the Plan;

         13. The Debtor, through its Acting Chief Financial Officer and/or Assistant Treasurer,

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is authorized and empowered to take all actions and perform all acts reasonably necessary to effectuate the consummation and implementation of sale of the European Assets to Europa (including but not limited to the right to assign the option referenced in Section 6.2 of the Europa Stock Purchase Agreement into a wholly owned subsidiary of the Debtor that is among the European Assets) and the Plan. In order to facilitate the consummation of the Europa transaction, the sum of $350,000 from the Excepted Assets shall be segregated in an account maintained and controlled by the Debtor's management, unless otherwise ordered by the Court. The Debtor's management shall provide on or before the 10th day of each month, an accounting of the expenditures of any such funds in the prior month to the Responsible Person. The aforementioned segregated funds may be used by the Debtor's management only to pay expenses, including the fees and costs of legal and other advisors, related and necessary to the consummation of the Europa transaction and the payment of Management Stay Bonus' (in accordance with prior orders of the court). In the event the Debtor's management requires additional funds to consummate the Europa transaction, the Debtor's management may seek additional funds from the Responsible Person. If the Responsible Person refuses to make additional funds available the Debtor's management may seek the entry of an order from the court directing the Responsible Person to make additional funds available. The Debtor or the Responsible Person (and their respective agents), as the case may be, is hereby authorized, empowered and ordered to issue, execute, deliver, file and record any documents, court papers or pleadings, and to take any actions, that are necessary or desirable to implement, effectuate, and consummate the transactions contemplated by the Plan, whether or not specifically referred to

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therein and without further application or order of this Court, and in each case with like effect as if exercised and taken by unanimous action of the directors and shareholders of the Debtor as may be necessary to cause the same to be effective under state law;

         14. The Plan Proponent or its Counsel shall serve a copy of this Order (without its attachments), as provided in Bankruptcy Rule 2002(f)(8) to all known Creditors of the Debtor as of the date hereof within ten (10) days from the date of this Order;

         15. The Plan Proponent shall pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) within ten
(10) days of the entry of Order confirming the Plan for pre-Confirmation periods and simultaneously provide to the United States Trustee an appropriate affidavit indicating the cash disbursements for the relevant period. The Debtor, the Responsible Person and the Liquidating Trustee, as the case may be shall further pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C.
Section 1930(a)(6), based upon all post-Confirmation disbursements made by the Debtor, until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon the entry of an Order by the Bankruptcy Court dismissing this case or converting this case to another chapter under the Bankruptcy Code, and Debtor shall provide to the United States Trustee, upon the payment of each post-Confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period; and

         16. The Post Confirmation Creditors' Committee shall be comprise of two representatives from Class 4, Seagate Technology Inc., and Hewlett-Packard Company, and one representative from Class 3, Alliance Capital Management, L.P. In the event any of the foregoing

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becomes unwilling or unable to serve as a member of the Post Confirmation
Creditors' Committee, then the Liquidating Trustee shall poll the creditors from the Class whose representative becomes unwilling or unable to continue to serve, and a replacement shall be selected based on a majority of votes cast by members of the solicited class;

         17. The Liquidating Trust may be amended by a majority of the members of the Post Confirmation Creditors' Committee; provided, however, any amendments which would materially and adversely effect the interests of the Class 3 Creditors must be unanimously approved by the Post Confirmation Creditors' Committee;

         18. The representatives to the Board of Directors of Europa from each of Class 3 and Class 4 shall be selected by the member(s) of the Post Confirmation Creditors' Committee from each respective Class;

         19. Notwithstanding any conflicting or inconsistent provisions of this Order or the Plan, the Liquidating Trust shall retain all Claims and Causes of Action (including without limited to the Retained Actions, as defined in the Plan) against all Creditors and third parties that are held by the Debtor or the Holder of any Claim or Equity Interest, except to the extent that a Creditor or other third party has been specifically released from any Claims or Causes of Action that the Debtor's Estate may have by terms of the Plan or by another order of this Court. Moreover, neither a vote to accept the Plan by any Creditor nor the entry of this Confirmation Order will result in the waiver or release of any of the Debtor's Estate's Claims or Causes of Action (including without limited to the Retained Actions, as defined in the Plan) against any such Creditor or third party. Confirmation of the Plan and entry of this Confirmation Order is not

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intended to and shall not have or be deemed to have any res judicata or other effect which would preclude or inhibit prosecution of such Claims following confirmation of the Plan. The Retained Actions include, without limitation, all Causes of Action described in Exhibit C to the Plan and in Section H of the Second Amended Disclosure Statement, including those avoidable transfers described in Section I of the Second Amended Disclosure Statement, and without limiting the forgoing, claims against underwriters involved in the issuance and sale of the Debtor's securities before its bankruptcy and Microsoft. To the extent that transfer of the claim from the Debtor to the Liquidating Trust would inhibit or preclude the prosecution of the claim, the Liquidating Trust shall be deemed the representative of the estate within the meaning of ss.1123 (b)(3)(b). The intent of the Plan is to transfer all of the authority, rights, powers and duties previously vested with the Debtor to the Liquidating Trust. This transfer includes the transfer of any and all privileges that were likewise vested with the Debtor, including, without limitation, all attorney-client and work product privileges;

         20. Therefore, any and all privileges that were previously vested with the Debtor, including, without limitation all attorney-client and work-product privilege, as of the Effective Date will be property of the Trust and the Liquidating Trustee has the power to assert and/or waive said privileges;

         21. Any and all professionals and/or individuals, including, without limitation, accountants and attorneys, who at any time represented and/or were retained or otherwise employed by the Debtor are directed to communicate with the Liquidating Trustee, produce

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documents requested by the Liquidating Trustee and respond to inquiries from the
Trustee;

         22. The form and substance of the Stock Purchase Agreement with Europa and the transactions contemplated thereby are hereby approved in all respects. After the date of entry of the Confirmation Order, the Debtor and Europa, with the unanimous written consent of the Post-Confirmation Creditors' Committee, may modify or amend the Stock Purchase Agreement, and all related, collateral or closing documents, as contemplated by the Stock Purchase Agreement and as they may deem necessary to consummate the Closing thereunder without further Court approval; provided, however, that no such modification or amendment shall change the treatment proposed to any Class of Claims, Creditors, or Equity Interests under the Plan. The Debtor is authorized and directed to execute, deliver and perform all agreements, documents and acts necessary or appropriate to evidence or consummate the foregoing;

         23. Section 8.4 of the Plan is amended to delete therefrom all provisions of such Section except the first sentence thereof;

         24. Pursuant to the Plan, from and after the Confirmation Date, the Committees shall be dissolved and the Post-Confirmation Creditors' Committee shall be constituted;

         25. Section 1129 (a) 13 does not apply to this case;

         26. Pursuant to Section 1141, the Debtor shall not receive a discharge;

         27. This Order shall be deemed to modify or amend the Plan as expressly provided herein.

         28. Nothing in the Plan or Liquidating Trust Agreement shall be construed to affect

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any Post Confirmation liability of the Liquidating Trustee and his agents under the Internal Revenue Code.

         ORDERED in the Southern District of Florida this 26th day of July, 2000.

                                      /S/ ROBERT A. MARK
                                      --------------------------------
                                      Chief Judge Robert A. Mark
                                      United States Bankruptcy Court


Copy to:

Thomas R. Lehman, P.A.
(Mr. Lehman is directed to serve a conformed copy of this Order (without the Plan) as directed herein and file a certificate of service in the Court file evidencing such service.) Any party wishing to obtain a copy of the Plan may do so by contacting counsel for the Debtor.

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